Exhibit 99

Press Release	Source: First Acceptance Corporation
Contact: Michael Bodayle (615) 844-2885
First Acceptance Corporation Reports Operating Results for the Quarter and Fiscal Year Ended June 30, 2007
NASHVILLE, TN, September 13, 2007 /Businesswire-FirstCall/ — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the fourth quarter and fiscal year ended June 30, 2007.
Operating Results
     Revenues for the three months ended June 30, 2007 were $92.2 million compared with $75.2 million in fiscal 2006. Net loss for the three months ended June 30, 2007 was $23.9 million, or $(0.50) per share on a diluted basis, compared with net income of $14.7 million, or $0.30 per share on a diluted basis, for the same period of fiscal 2006. Revenues for the year ended June 30, 2007 were $347.6 million, compared with $249.0 million for fiscal year 2006. Net loss for the year ended June 30, 2007 was $16.7 million, or $(0.35) per share on a diluted basis, compared with net income of $28.1 million, or $0.57 per share on a diluted basis, for fiscal year 2006.
     Premiums earned increased by $15.6 million, or 24%, to $80.0 million for the three months ended June 30, 2007, from $64.4 million for the three months ended June 30, 2006. Premiums earned increased by $91.9 million, or 44% to $300.7 million for the year ended June 30, 2007, from $208.8 million for fiscal year 2006. The majority of our premium growth was in Florida and Texas, where we opened 81 locations in fiscal year 2006; Chicago, where we acquired 72 locations in January 2006; and South Carolina, where we opened 21 locations in the second half of fiscal 2006. At June 30, 2007, we operated 462 retail locations (or “stores”) compared with 460 stores at June 30, 2006. Our total number of insured policies in force at June 30, 2007 increased 13% to 226,974 from 200,401 at June 30, 2006.
     The net loss of $23.9 million for the three months ended June 30, 2007 resulted from: (i) an increase in the loss and loss adjustment expense ratio, including adverse development of $12.6 million related to prior accident periods, and (ii) a $16.9 million increase in the provision for income taxes resulting from a reduction in our deferred tax asset as a result of expired net operating loss (“NOL”) carryforwards and a reduction in estimated future taxable income available to utilize NOL carryforwards expiring in fiscal years 2008 and 2009.
     Loss and Loss Adjustment Expense Ratio. Our loss and loss adjustment expense ratio was 93.0% for the three months ended June 30, 2007 compared with 67.6% for the same period last year. This increase resulted from (i) approximately $12.6 million in adverse development for losses and loss adjustment expenses related to prior accident periods (i.e., losses for accidents that occurred prior to the beginning of the fourth quarter of fiscal year 2007), (ii) an increase in the loss ratios in Georgia, Florida and Illinois primarily due to an increase in paid severity, and (iii) higher overall loss ratios attributable to our high-growth states. We have increased our premium rates in certain states and intend to take action to increase our rates in certain other states in the next 60 days to improve our loss ratio (see “Rate Actions” below).

     The $12.6 million of adverse development was primarily attributable to significant unanticipated increases in (i) the frequency of Personal Injury Protection (“PIP”) losses in Florida, (ii) the severity of Bodily Injury (“BI”) losses in Florida and Georgia, and (3) the severity of Property Damage losses in Georgia and other states. The higher than anticipated severity in Georgia BI losses reflected a higher than anticipated occurrence of large losses (losses of $10,000 or above).
     Our loss and loss adjustment expense ratio was 80.4% for the year ended June 30, 2007 compared with 67.5% for the same period last year. For the year ended June 30, 2007, we experienced adverse development for losses occurring in prior accident periods of approximately $3.9 million, which was primarily attributable to an increase in paid frequency in Florida related to the BI and PIP coverages.
     Expense Ratio. Our expense ratio for the three months ended June 30, 2007 was 21.1%, a slight improvement from 21.6% for the same period in fiscal 2006. Our expense ratio was 19.8% for the year ended June 30, 2007 compared with 21.5% for fiscal year 2006. These decreases were primarily the result of the increase in premiums earned from new stores without a corresponding increase in their fixed operating costs (such as advertising, rent and base compensation of employee-agents). Our combined ratio increased to 114.1% for the three months ended June 30, 2007 from 89.2% for the same period last year, and to 100.2% for fiscal year 2007 from 89.0% for fiscal year 2006, as a result of the increase in the loss and loss adjustment expense ratio discussed above.
     Provision for Income Taxes. The provision for income taxes for the three months and year ended June 30, 2007 included (i) a $6.9 million increase in the deferred tax asset valuation allowance related to a reduction in our estimated future taxable income available to utilize NOL carryforwards expiring in fiscal years 2008 and 2009 and (ii) a $10.0 million non-cash write-down of our deferred tax asset for NOL carryforwards that expired in fiscal year 2007. The increase in the valuation allowance resulted from revisions in management’s estimates for our future taxable income based on the results for the most recent fiscal year. The write-down of our deferred tax asset reflects the reduction in taxable income for the current period caused by the increase in our loss and loss adjustment expense ratio. The provision for the three months and year ended June 30, 2006 included a decrease in the valuation allowance of $10.5 million resulting from revisions in management’s estimates for our future taxable income based on the results for the then most recent fiscal year.
     Commenting on these operating results, Stephen J. Harrison, Chief Executive Officer and President, said “I am disappointed with the financial performance of the Company during the past fiscal year. We have reevaluated our key operating areas and we are currently focused on the initiatives detailed below to improve our operating and financial performance.”
Company Initiatives
     Rate Actions. In January 2007, we hired a new head of product management with significant experience in rate making for the non-standard automobile insurance sector. We have filed new rates, which are currently effective in Florida (commenced December 2006), South Carolina and Georgia (commenced March 2007) and Pennsylvania (commenced September 1, 2007). We are currently preparing a rate filing for Texas, which we expect to file on or before

September 30, 2007. We expect to file new rates in the emerging states of Illinois, Missouri, Indiana and Ohio within the next 60 days.
     We will file new rates for Bodily Injury, Medical Payments, and Uninsured Motorists Coverage in Florida, in conjunction with the change in Florida coverage resulting from the October 1, 2007 expiration of Florida’s Motor Vehicle No-Fault Law (Personal Injury Protection, or PIP). We also expect to file for new rates for our other Florida coverages (i.e., Property Damage, Comprehensive and Collision, etc.) within 60 days, which should be approved and made effective prior to December 31, 2007. While the scheduled elimination of the PIP coverage will result in a decline in premiums earned in Florida, it may improve our overall loss ratio for Florida. Our loss ratio (exclusive of loss adjustment expenses) for Florida PIP coverage was 133.1% and 107.6% for the three months and year ended June 30, 2007, respectively, on premiums earned of $4.5 million and $15.5 million for the respective periods.
     Operational Actions and Initiatives. We are evaluating the underwriting profitability of all of our retail stores and will continue to focus on improving the results of our underperforming stores. We also have initiated a thorough review of our claims-handling operations. This process is being led by our new head of claims, who joined the Company in March 2007. Moreover, we will continue to add experienced analysts to support our product, actuarial, claims and finance initiatives.
Credit Agreement
     At June 30, 2007, we were not in compliance with two of the financial covenants under our credit agreement relating to our fixed charge ratio and our combined ratio. Our lenders waived this non-compliance as of June 30, 2007 and we have entered into an amendment to the credit agreement dated September 13, 2007. The amended terms have less restrictive financial covenants, increased the interest rate we pay by 75 basis points and require us to make a prepayment of at least $6.0 million in principal before December 31, 2007. In addition, the availability under our revolving credit facility was permanently reduced from $5.0 million to $2.0 million.
2007 Annual Meeting of Stockholders
     Our 2007 annual meeting of stockholders of First Acceptance Corporation will be held on Wednesday, November 7, 2007, in Nashville, Tennessee. Further details will be provided in a forthcoming Proxy Statement.
About First Acceptance Corporation
     First Acceptance Corporation provides non-standard private passenger automobile insurance, primarily through employee-agents. At June 30, 2007, we leased and operated 462 retail offices in 12 states. Our insurance company subsidiaries are licensed to do business in 25 states. Additional information about First Acceptance Corporation can be found online at www.firstacceptancecorp.com.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
($000s EXCEPT PER SHARE DATA)
(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Premiums earned	$80,031	$64,436	$300,661	$208,771
Fee income	9,649	8,035	37,324	26,757
Investment income	2,526	1,801	8,863	5,762
Other	25	923	789	7,712

	$92,231	$75,195	$347,637	$249,002

Costs and expenses:
Losses and loss adjustment expenses	$74,400	$43,542	$241,908	$140,845
Insurance operating expenses	26,547	22,999	97,629	75,773
Other operating expenses	441	530	2,623	2,494
Stock-based compensation	310	82	1,063	500
Depreciation and amortization	428	684	1,624	1,463
Interest expense	599	441	1,874	898

	$102,725	$68,278	$346,721	$221,973

Income (loss) before income taxes	$(10,494)	$6,917	$916	$27,029
Provision (benefit) for income taxes	13,436	(7,774)	17,586	(1,039)

Net income (loss)	$(23,930)	$14,691	$(16,670)	$28,068

Net income (loss) per share:
Basic	$(0.50)	$0.31	$(0.35)	$0.59

Diluted	$(0.50)	$0.30	$(0.35)	$0.57

Number of shares used to calculate net income (loss) per share:
Basic	47,603	47,525	47,584	47,487

Diluted	47,603	49,605	47,584	49,576

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
($000s EXCEPT PER SHARE DATA)
(Unaudited)

	June 30,
	2007	2006
ASSETS
Fixed maturities, available-for-sale, at market value	$176,555	$127,828
Cash and cash equivalents	34,161	31,534
Premiums and fees receivable, net	71,771	65,095
Reinsurance receivables	326	1,344
Receivable for securities	19,973	999
Deferred tax asset	30,936	48,068
Other assets	15,512	11,259
Deferred acquisition costs	5,166	5,330
Goodwill and identifiable intangible assets	144,492	143,870

TOTAL	$498,892	$435,327

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	91,446	62,822
Unearned premiums and fees	88,831	78,331
Notes payable and capitalized lease obligations	23,490	24,026
Debentures payable	41,240	—
Other liabilities	14,401	16,725

Total liabilities	259,408	181,904
Total stockholders’ equity	239,484	253,423

TOTAL	$498,892	$435,327

Book value per share	$5.03	$5.33

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data
($000s EXCEPT PER SHARE DATA)
(Unaudited)
GROSS PREMIUMS EARNED BY STATE

	Three Months Ended June 30,			Year Ended June 30,
	2007	2006	Change	2007	2006	Change
	(in thousands)
Gross premiums earned:
Georgia	$17,449	$17,467	$(18)	$70,312	$68,948	$1,364
Florida	14,284	11,086	3,198	55,117	26,327	28,790
Texas	8,926	6,652	2,274	32,480	18,596	13,884
Illinois	8,520	5,106	3,414	31,201	7,680	23,521
Alabama	7,899	7,595	304	30,316	28,952	1,364
Tennessee	5,935	6,093	(158)	23,800	24,387	(587)
South Carolina	5,436	872	4,564	14,797	1,238	13,559
Ohio	4,323	3,862	461	16,455	14,046	2,409
Pennsylvania	2,220	942	1,278	6,937	1,996	4,941
Indiana	2,146	1,946	200	8,186	6,163	2,023
Missouri	1,600	1,466	134	6,087	5,332	755
Mississippi	1,293	1,354	(61)	4,973	5,187	(214)

Total gross premiums earned	80,031	64,441	15,590	300,661	208,852	91,809
Premiums ceded	—	(5)	5	—	(81)	81

Total net premiums earned	$80,031	$64,436	$15,595	$300,661	$208,771	$91,890

GAAP COMBINED RATIOS (INSURANCE COMPANIES)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2007	2006	2007	2006
Loss and loss adjustment expense	93.0%	67.6%	80.4%	67.5%
Expense(1)	21.1%	21.6%	19.8%	21.5%

Combined	114.1%	89.2%	100.2%	89.0%

(1)	Insurance operating expenses are reduced by fee income from insureds and, through December 31, 2006, the transaction service fee received from the Chicago agencies whose business we acquired.
POLICIES IN FORCE

	Three Months Ended		Year Ended
	June 30,		June 30,
	2007	2006	2007	2006
Policies in force — beginning of period	247,034	187,048	200,401	119,422
Net (decrease) increase during period	(20,060)	13,353	26,573	80,979

Policies in force — end of period	226,974	200,401	226,974	200,401

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data (continued)
(Unaudited)
NUMBER OF RETAIL LOCATIONS
     Retail location counts are based upon the date that a location commenced writing business.

	Three Months Ended		Year Ended
	June 30,		June 30,
	2007	2006	2007	2006
Retail locations — beginning of period	468	447	460	248
Opened	—	17	18	149
Acquired	—	—	—	72
Closed	(6)	(4)	(16)	(9)

Retail locations — end of period	462	460	462	460

RETAIL LOCATIONS BY STATE

	June 30,		March 31,
	2007	2006	2007	2006
Alabama	25	25	25	25
Florida	41	39	42	40
Georgia	62	63	63	63
Illinois	81	86	82	86
Indiana	24	26	27	25
Mississippi	8	8	8	8
Missouri	15	18	15	20
Ohio	30	30	30	30
Pennsylvania	25	25	25	20
South Carolina	28	21	28	12
Tennessee	20	20	20	20
Texas	103	99	103	98

Total	462	460	468	447